Exhibit 10.33

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 25, 2008, by and between Franklin Synergy Bank (the “Employer”), and Jere Pewitt (the “Employee”).

1. Employment. The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

2. Duties. Employee shall serve as Senior Lending Officer for Employer and agrees to perform such duties as are customarily performed by a person in such position. Additionally, Employer agrees that Employee shall be an executive vice-president, a member of Employer’s management team as well as the co-chair of its loan committee.

3. Term. The term of this Agreement shall begin on September 25, 2008 and shall terminate on September 25, 2013. After the initial five (5) year term, this Agreement shall automatically renew for one (1) year increments, but may be cancelled by Employee or Employer upon written notice given not less than ninety (90) days prior to the annual renewal.

4. Compensation.

(a) Base Salary. As compensation for the services to be rendered by Employee during the period of employment hereunder, and upon the condition that Employee shall fully and faithfully keep and perform all of the terms and conditions hereof, Employer shall pay Employee a base salary of $170,000.00 per year, less income tax withholdings and other normal employee deductions (the “Base Salary”). Such Base Salary shall be payable in equal installments according to the normal payroll practices of Employer. The Employer will consider increases in the Base Salary at the end of each year during the term of this Agreement.

(b) Stock Options. Employee shall be eligible for such stock options as may be granted under the terms and conditions of any separate stock option agreements (the “Stock Options”) approved by the Board of Directors (“Board”) of Franklin Financial Network (“FFN”). The Board shall grant Stock Options to the Employee pursuant to the provisions of the Franklin Financial Network, Inc. 2007 Qualified-Nonqualified Stock Option Plan (the “Plan”) to purchase 35,000 shares of FFN’s common stock at an option price equal to the fair market value of said shares as of the date of grant. The Stock Options shall have a term of ten (10) years from the date of grant and shall vest over a period of three (3) years in twelve (12) equal quarterly installments beginning three (3) months after the date of grant. In the event the Employee’s employment is terminated, the Stock Options may be exercised to the extent then exercisable and not previously exercised, in accordance with the provisions of the Plan.

(c) Benefits. Employee shall be eligible for any benefits offered to other employees in a similar position subject to the terms and conditions of any such benefit plans or programs. Such benefits shall include, without limitation, an automobile allowance of Four Hundred Dollars ($400.00) per month. Except as otherwise provided herein or in the Insurance Agreement attached hereto, Employer shall not be required to maintain such plans or programs or be prohibited from terminating, amending or modifying such plans and programs, as the Employer, in its discretion, may deem advisable. In all events, including, but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans or programs, the Employee shall be governed by the terms of such plans and programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to modify any such benefit plan or program.

(d) Bonuses. Employee shall be eligible for bonuses (salary, cash and/or stock options) under the same terms and conditions as provided to Employer’s chief executive officer and other members of Employer’s management team. Should the amount of any such bonuses differ, Employee shall be entitled to receive the higher amount.

5. Disclosure of Information. The Employee acknowledges that the Employer’s customers’ confidential data as it may exist from time to time is a valuable, special, and unique asset of the Employer’s business. The Employee will not, during or after the term of his employment, disclose the confidential data of the Employer’s customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever unless required by Court order or governmental agency.

6. Force Majeure and Disability. If Employer is unable to conduct its business, or a substantial portion thereof, by virtue of governmental regulation or order, or by strike, war, fire, earthquake, hurricane, or similar acts of god, or other calamity (declared or undeclared), or because of other similar or dissimilar cause beyond control of Employer (all of which events are hereinafter sometimes referred to as “Force Majeure”), or in the event Employee suffers a disability which prevents him from performing his services hereunder (herein called a “Disability”), Employer shall, in the event the Force Majeure and/or Disability continues for at least eight (8) aggregate weeks during any four (4) month period, have the right to suspend the operation of this Agreement for the duration of said Force Majeure and/or Disability (except for any benefits payable to Employee pursuant to the Insurance Agreement or under such benefit plans generally available to all employees), and Employer shall, at its option, have the right to add a period equal to such suspension to the term hereof. Notwithstanding the above, if Employer’s inability to conduct its business is due to the violation of any governmental regulation by Employer, then Employer shall not be entitled to suspend the operation of this Agreement.

7. Termination.

(a) Employer Termination of Agreement Without Cause. The Employer may terminate this Agreement under this Section 7(a) without cause at any time. If Employer terminates the Agreement without cause, Employee shall be paid one and one-half (1 1⁄2) times his then current annual base salary in a lump sum and without discount within five (5) business days of such termination. Additionally, upon such termination, any and all non-qualified stock options which have been granted to Employee shall become fully vested and exercisable by Employee in accordance with the Plan.

(b) Employer Termination of Agreement With Cause. The Employer may terminate this Agreement with cause upon two (2) weeks prior written notice to Employee.

(c) Employee Termination of Agreement Without Cause. The Employee may terminate this Agreement without cause at any time upon thirty (30) days prior written notice to Employer. If such termination occurs during the first six (6) months of this Agreement, Employee shall be subject to the competition restrictions contained in Section 9 hereof for a period of sixty (60) days from the date of such termination. If Employee terminates this Agreement without cause after six (6) months of employment and through the initial five (5) year term of the Agreement, the Employee shall be paid one (1) year of current annual base salary and shall be subject to the competition restrictions contained in Section 9 hereof for a period of one (1) year from the date of such termination.

(d) Employee Termination of Agreement With Cause. The Employee may terminate this Agreement with cause at any time upon two (2) weeks prior written notice to Employer. The Employee, if requested by the Employer, shall continue to render his services, and shall be paid his regular compensation up to the date of termination. If Employee terminates this Agreement with cause, the Employee, will be paid one (1) year of current annual base salary in a lump sum within five (5) business days of such termination.

(e) Death or Disability. This Agreement shall be terminated upon the death or disability of Employee. The “disability” of Employee shall refer to the inability of Employee, for physical or mental health reasons, to materially perform his duties to the Employer on a substantially full time basis which period continues uninterrupted for a period of twelve (12) consecutive months. In such event, the Stock Options will be exercisable in accordance with the Plan.

(f) Retirement. This Agreement shall be terminated upon voluntary retirement of Employee. Employee shall be eligible to retire following the time as which his age plus years of service with Employer equals or exceeds sixty-three (63). Upon retirement Employee will receive his current annual base salary for one (1) year and will be subject to the competition restrictions of Section 9 hereof for a period of one (1) year from the date of retirement. In such event, the Stock Options will be exercisable in accordance with the Plan.

For purposes of termination of the Agreement by Employer, “cause” shall be defined as Employee’s conviction of any felony during the term of this Agreement. For purposes of termination of the Agreement by Employee, “cause” shall be defined as Employer’s violation of the terms of this Agreement. Prior to the termination of this Agreement by Employee for cause, Employee shall provide written notice to Employer describing the basis for termination and allowing a period of ten (10) calendar days within which Employer may cure or remedy the violation and thereby remove the grounds for such termination.

8. Change in Control. Notwithstanding anything to the contrary, the Employer or Employee may terminate this Agreement upon thirty (30) days’ prior written notice to the other upon the happening of the merger, consolidation, or other business combination of the Employer.

The Employee will receive two (2) years current annual base salary if the Employer or Employee terminates this Agreement under this Section 8 payable in a lump sum without discount within five (5) business days of such termination. In such event, the Stock Options will be exercisable and vest in accordance with the Plan.

9. Competition During and After Term. Pertaining to Section 7(c) and 7(f) hereof, Employee agrees that during the term hereof and after the termination of this Agreement as stipulated in Section 7(c) and 7(f), Employee will not compete with the Employer. The term “compete” shall refer to Employee, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, (i) allowing his name to be used by, or establish, engage in, or participate in the organization of any bank in Williamson County, Tennessee, or any county contiguous thereto; (ii) soliciting the employment of any employees of the Employer; or (iii) soliciting business from the customers of Employer. The foregoing provisions of this Section 9 shall not apply if (a) Employer terminates this Agreement without cause under Section 7(a), (b) Employer terminates this Agreement with cause under Section 7(b), (c) Employee terminates this Agreement with cause under Section 7(d), (d) this Agreement is terminated by either Employer or Employee under Section 8, or (d) this Agreement is terminated under Section 3 at the end of the initial term or any subsequent term.

10. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence, in the case of the Employee, or to its principal office, in the case of the Employer.

11. Attorneys Fees. Each party agrees that in the event of a breach by a party of any provision of this Agreement, the non-breaching party shall be entitled, in addition to all other remedies to which the non-breaching party may be entitled, to recover from the breaching party all reasonable attorney fees and expenses incurred by the non-breaching party in enforcing this Agreement.

12. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by Employee or an authorized officer of the Employer, as applicable.

13. Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer and Employee under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer and Employee.

14. Entire Agreement. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

16. Legal Consultation. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EXHIBIT A

INSURANCE AGREEMENT

THIS INSURANCE AGREEMENT is attached to and made a part of that certain Employment Agreement dated September 25, 2008, between Franklin Synergy Bank (“Employer”) and Jere Pewitt (“Employee”).

IT IS UNDERSTOOD AND AGREED THAT WHILE THIS INSURANCE AGREEMENT IS ISSUED IN CONNECTION WITH AND IN CONSIDERATION OF THE EMPLOYMENT AGREEMENT, THIS INSURANCE AGREEMENT SHALL BE CONSIDERED AN INDEPENDENT CONTRACT AND SHALL NOT BE ADVERSELY AFFECTED BY THE TERMINATION, CANCELLATION OR EXPIRATION OF THE EMPLOYMENT AGREEMENT.

FOR AN IN CONSIDERATION OF Employee’s agreement to accept employment with Employer and relinquish its existing health insurance coverage with Green Bank, Employer agrees as follows:

1. Employer agrees to provide at its expense health insurance benefits to Employee and his spouse pursuant to the terms of a group health and dental plan with Franklin Synergy Bank (the “Health Plan”) beginning October 1, 2008. A summary of the benefits available to Employee and his spouse under the Health Plan is contained in Addendum 1 to this Insurance Agreement.

2. In the event Employer elects to provide group health benefits through another company, Employer agrees that the replacement health plan will contain such coverages and benefits that when evaluated as a whole, would be reasonably considered to be equal to or better than the coverages and benefits outlined in Addendum 1.

3. Employer shall provide such health insurance benefits to Employee and his spouse until both of them have reached age 65. If the age of eligibility for government sponsored insurance (such as Medicare/Medicaid) is extended by law, then Employer shall continue to provide such health insurance benefits until Employee and his spouse have reached the age of such eligibility.

4. Notwithstanding the terms of this Insurance Agreement contained hereinabove, in the event Employee accepts employment with another bank in Williamson County, Tennessee, or any county contiguous thereto, then Employer’s obligation to provide health insurance benefits to Employee and his spouse shall cease as of the date Employee commences such new employment.

EXECUTED by the undersigned this 25th day of September, 2008.

EMPLOYER:

FRANKLIN SYNERGY BANK

EMPLOYEE:

PPO Benefit Summary	Page 1 of 4

Group Name: Network: Effective Date:	Franklin Synergy Bank Blue Network S 9/1/2008

PPO Benefits
Benefit Features	Network Providers		Out-of-Network Providers [2]
Annual Deductible
Individual	$2,500		$5,000
Family	$5,000		$10,000
Annual Out-of-Pocket Maximum Amount
Individual	$5,000		$15,000
Family	$10,000		$30,000
Dependent Age Limit		To age 24
Lifetime Maximum Benefit		$5,000,000
Pre-Existing Waiting Period [1]		12 months
4th Quarter Deductible Carryover Provision		Included

Benefits for Covered Services	Network Benefits		Out-of-Network Benefits [2]
Practitioner Office Services
Primary Care Office Visits [3]	$30 Copay		60% after Deductible
Specialist Office Visits	$50 Copay		60% after Deductible
Office Surgery [5]	80% after Deductible		60% after Deductible
Routine Diagnostic Lab, X-Ray, & Injections	No Additional Copay		60% after Deductible
Advanced Radiological Imaging [6]	80% after Deductible		60% after Deductible
Provider-Administered Specialty Drugs [11]	$100 Copay		60% after Deductible
Preventive Health Care Services
Well Child Care (to age 6)	$30 Copay		60% after Deductible
Annual Well Woman Exam	$30 Copay		60% after Deductible
Annual Mammography Screening	No Additional Copay		60% after Deductible
Annual Cervical Cancer Screening	No Additional Copay		60% after Deductible
Prostate Cancer Screening	No Additional Copay		60% after Deductible
Immunizations (to age 6)	No Additional Copay		60% after Deductible
Services Received at a Facility (includes professional and facility charges)
Inpatient Services [4]	80% after Deductible		60% after Deductible
Outpatient Surgery [5]	80% after Deductible		60% after Deductible
Routine Diagnostic Services-Outpatient	100% (no Deductible)		60% after Deductible
Advanced Radiological Imaging-Outpatient [6]	80% after Deductible		60% after Deductible
Provider-Administered Specialty Drugs [11]	80% after Deductible		60% after Deductible
Other Outpatient Services [7]	80% after Deductible		60% after Deductible
Emergency Care Services [10]	$250 Copay		$250 Copay
Emergency Care Advanced Radiological Imaging [6]	80% after Deductible		80% after Deductible
Medical Equipment
Durable Medical Equipment - $2,500 annual limit	80% after Deductible		60% after Deductible
Prosthetics - $20,000 annual limit	80% after Deductible		60% after Deductible
Orthotic Appliances	80% after Deductible		60% after Deductible
Therapeutic Services [8]
Therapy (Limited to 20-36 visits per therapy type per year)	80% after Deductible		60% after Deductible
Skilled Nursing Facility & Rehabilitation Facility Services [4]
Limited to 60 days combined	80% after Deductible		60% after Deductible
Home Health Services [9]
Limited to 60 visits per year	80% after Deductible		60% after Deductible
Hospice Services	100%		60% after Deductible
Ambulance Service	80% after Deductible		80% after Deductible

Notes:

1.	HIPAA regulations apply. A Group enrollee’s pre-existing condition waiting period can be reduced by enrollee’s applicable ‘creditable coverage’.
2.	Out-of-network benefit payment based on BlueCross BlueShield of Tennessee maximum allowable charge. You are responsible for paying any amount exceeding the maximum allowable charge.
3.	Applies to the following provider types: Family Practice, General Practice, Internal Medicine, OB/Gyn, Pediatrics, Nurse Practitioners and Physician Assistants.
4.	Services require prior authorization. When using network providers outside Tennessee and all out-of-network providers, benefits will be reduced to 50% if prior authorization is not obtained and services are medically necessary. If services are not medically necessary no benefits will be provided.
5.	Surgeries include incisions, excisions, biopsies, injection treatments, fracture treatments, applications of casts and splints, sutures, and invasive diagnostic services (e.g., colonoscopy, sigmoidoscopy and endoscopy).
6.	CAT scans, PET Scans, MRIs, nuclear medicine and other similar technologies.
7.	Includes services such as chemotherapy, radiation therapy, and renal dialysis.
8.	Physical, speech, manipulative, and occupational therapies are limited to 20 visits per therapy type per year. Cardiac and pulmonary rehabilitative therapies are limited to 36 visits per therapy type per year.
9.	Requires prior authorization
10.	Copay, if applicable, waived if admitted to hospital.
11.	Refer to www.bcbst.com for Specialty Pharmacy Drug List.

Franklin Financial Network

Group # 3439

Effective Date 10/1/2008

Network	Delta Dental	Delta Dental	Out of both
	PPO	Premier	Networks
Calendar Year Maximum	$1,000	$1,000	$1,000
Lifetime Orthodontics Maximum	$1,000	$1,000	$1,000
Annual Dental Services Deductible	Per Person $50	Per Person $50	Per Person $50
Deductible does not apply to Diagnostic and Preventive Services	Family $150	Family $150	Family $150
Diagnostic and Preventive Services
• Oral examinations
• Prophylaxis (cleanings)	100%	100%	100%
• X-rays
• Fluoride treatment
• Space Maintainers
Basic Services
• Restorative (fillings)
• General anesthesia
• Simple Extractions	90%	80%	80%
• Periodontics (treatment of gums and bones supporting teeth)
• Endodontics (root canal therapy)
• Oral Surgery (extractions including surgical removal of teeth)
Major Services
• Crowns cast restorations
• Bridges
• Partial dentures	60%	50%	50%
• Full Dentures
• Implants
Orthodontic Services	50%	50%	50%
• Straightening of teeth for dependents to age 19

Age and frequency limitations apply. For a detailed description of your benefit plan, please review your Certificate of Coverage

Introduction to Delta Dental

This is a brief description of the most important features of the Delta Dental program. This program allows you to go to any dentist; however, it is to your advantage to select a participating Delta Dental dentist.

Finding a Participating Delta Dental Dentist

Delta Dental has two large networks for you to utilize. We have over 184,000 participating dental locations in the nation. Visit our Delta Dental PPO network, which has over 106,000 participating dental locations, to receive the In-Network benefits. If you visit a Delta Dental Premier dentist you will have the Out-of-Network benefits but you will not be balance billed. If your dentist is not participating in either network, you will receive the Out-of-Network benefits and may be balance billed. To verify participation status, visit Delta Dental’s web site at www.DeltaDentalTn.com (choose Delta Dental PPO or Delta Dental Premier), call our Customer Service Department at 615-255-3175 inside the Nashville calling area or 1-800-223-3104 outside of Nashville, ask your group administrator, or simply ask your dentist if he/she is a participating Delta Dental dentist.

When do Benefits Start?

Your coverage will begin with Delta Dental on the effective date of your plan. Benefits are available immediately for any services you receive after the effective date of the plan. If you do not enroll when first eligible, you must wait until the first open enrollment period to enroll in the plan.

Please refer to your Certificate of Coverage for re-enrollment requirements.

Delta Dental of Tennessee

240 Venture Circle

Nashville, TN 37228

1-800-223-3104

(615) 255-3175

www.DeltaDentalTn.com

This form is not a contract of insurance. Terms and conditions are set forth in the Master Group Policy issued directly to your group administrator.